NEWS COPY
 INFORMATION CONTACT:
Kelly E. Wetzler
  (314) 746-2217
FOR IMMEDIATE RELEASE
VIASYSTEMS ANNOUNCES TENDER OFFER FOR ITS
10.50% SENIOR SUBORDINATED NOTES DUE 2011

ST. LOUIS, October 27, 2009 – Viasystems, Inc. today announced that it has commenced a tender offer to purchase up to $200,000,000 aggregate principal amount of its outstanding 10.50% Senior Subordinated Notes due 2011.  The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated as of October 27, 2009.  The tender offer will expire at 12:00 midnight, New York City time, on November 24, 2009, unless extended.

Holders of notes which are validly tendered prior to the early tender time of 5:00 pm, New York City time, on November 9, 2009, and accepted for purchase, will receive the total consideration of $1,005 per $1,000 principal amount of notes, which includes an early tender premium of $30 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the applicable settlement date.

Holders of notes which are validly tendered after the early tender time but on or prior to the expiration of the tender offer, and accepted for purchase, will receive the tender offer consideration of $975 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the applicable settlement date.  Holders of notes tendered after the early tender time will not receive the early tender premium.

The tender offer is subject to the satisfaction or waiver of certain conditions, including the consummation of a transaction in which Viasystems obtains new debt financing in an amount that is sufficient to pay the total consideration to tendering holders, on terms and conditions satisfactory to Viasystems in its sole discretion.  Subject to these conditions, Viasystems reserves the right to accept for purchase all notes validly tendered on or prior to the early tender time and pay the total consideration on an early settlement date following the early tender time.  If Viasystems does not exercise the option to settle on the early settlement date, holders of notes validly tendered and accepted for payment will receive the total consideration or the tender offer consideration, as applicable, promptly following the expiration time.  Viasystems may amend, extend or terminate the tender offer in its sole discretion.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any notes.  The tender offer is being made pursuant to the offer to purchase and related letter of transmittal, copies of which will be delivered to all holders of Viasystems’ 10.50% Senior Subordinated Notes due 2011.  Persons with questions regarding the tender offer should contact the dealer manager – Goldman, Sachs & Co. at (800) 828-3182 (toll free) - or the Information Agent, Global Bondholder Services Corporation, at (866) 924-2200 (toll free).

Any securities which may be offered in the aforementioned debt financing transaction will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon Viasystems’ current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied.  Certain factors that could cause actual results to differ include adverse conditions in the capital markets, the failure of holders to participate in the tender offer, Viasystems’ inability to secure financing on suitable terms or at all, changes in federal or state securities laws, fluctuations in operating results and customer orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets, environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in Viasystems' filings with the Securities and Exchange Commission.  Viasystems assumes no obligation to update forward-looking information contained in this press release.

Viasystems, Inc. is a world-wide provider of complex multi-layer PCBs and electro-mechanical solutions.  Viasystems’ 11,200 employees serve more than 125 customers in the automotive, telecommunications, computer and data communications and industrial and instrumentation/medical/consumer markets.  Additional information can be found on the internet at www.viasystems.com.